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                                  EXHIBIT 10

                                                               July 20, 1995

Steven E. Grill, Esq.
Devine, Millimet & Branch PA
111 Amherst Street
P.O. Box 719
Manchester, NH 03105

Dear Steve:

        This letter sets forth the terms of an agreement between Howtek, Inc. ("Howtek") and Devine, Millimet & Branch ("Devine Millimet") whereby Howtek will issue shares of its Common Stock, par value $.01 per share ("Common Stock"), to pay for legal services rendered by Devine Millimet in connection with the matter of Howtek v. TECO Machinery Co. Ltd. et al ("TECO").

        Devine Millimet estimates that in addition to outstanding and unpaid invoices already submitted to Howtek which total $126,081.57 through May 31, 1995, Howtek may incur additional costs consisting of legal fees, litigation support costs, court costs, deposition costs, travel expenses, trial experts and related costs, in an amount of at least $230,000, through completion of trial, currently anticipated to take place in December of 1995 or January of 1996. Furthermore, should either TECO or Howtek elect to appeal the lower court decision in this matter, the additional costs to Howtek could amount to at least $50,000.

        As payment for the estimated costs described above and subject to the terms of this Agreement, Howtek agrees to issue 50,000 shares (the "Shares") of Howtek Common Stock, (based upon a market price of $8 per share) to Devine Millimet in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933 ("33 Act").

        The Shares will be unregistered and will bear a '33 Act legend restricting transfer. Upon the issuance of the Shares, Howtek undertakes to immediately proceed to prepare and file with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-3 ("S-3") to register the resale of the Shares. The expense associated with preparing and filing the S-3 shall be borne by Howtek. Devine Millimet agrees to the issuance and registration of the Shares as described herein upon confirmation to its satisfaction that they comply in all respects with the rules of the SEC.

        Upon notification by the SEC that the S-3 is effective, Devine Millimet will then be entitled to sell the Shares to pay off any outstanding Devine Millimet invoices to Howtek (or other invoices related to the TECO litigation that Devine Millimet has assumed payment of) and to discharge new invoices as they become due, subject to review and acceptance thereof by Howtek's General Counsel, Stewart Hall, or another Howtek





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designee. Devine Millimet agrees that it will not sell the Shares in such amounts or manner which will materially adversely impact the market price of the Howtek stock as quoted on the American Stock Exchange, and in no event will sell more than 2,000 shares of the Shares in any one trading day without the approval of David R. Bothwell, Howtek's Chief Executive Officer.

        This Agreement is made on the understanding that Howtek has an obligation to pay, and will pay, all of the fees, costs and expenses incurred by Devine Millimet in connection with the TECO litigation notwithstanding the sufficiency or insufficiency of the proceeds (net of broker's commissions) from the sale of the Shares issued hereunder. Devine Millimet agrees to accept the Shares with the understanding that it is not assuming the market risk for the price of the stock and that should such price decline or should the amount of stock issued pursuant to this Agreement be insufficient to pay for the actual legal fees and related costs of the TECO litigation, Howtek agrees to pay such additional amounts as they come due. Conversely, should the TECO litigation be concluded or prematurely terminated, with all invoices paid and Devine Millimet retaining excess Shares, then Devine Millimet shall return such remaining Shares to Howtek. Howtek further retains the right, at any time to pay any outstanding invoices with cash and to direct Devine Millimet to return all or any portion of the Shares, provided it is then current in its outstanding invoices to Devine Millimet.

        If the terms of this Agreement are acceptable, please acknowledge your acceptance by signing in the appropriate space below and returning a duplicate original of this Agreement for our files.


                                                 Howtek, Inc.



                                                 By: /s/ David R. Bothwell
                                                     -----------------------
                                                     David R. Bothwell
                                                     Chief Executive Officer

AGREED:
Devine, Millimet & Branch



/s/ Paul C. Remus
- --------------------------
Name    Paul C. Remus
Title   V.P.
Date    7/21/95